EXHIBIT 99-2

            (WPS RESOURCES CORPORATION LETTERHEAD)








FOR RELEASE:
December 16, 1996

                    WPS RESOURCES CORPORATION
          SEES ADVERSE IMPACTS ON 1996 FINANCIAL RESULTS
          ----------------------------------------------

ANTICIPATED 1996 FINANCIAL RESULTS

     Based on developments during the fourth quarter of 1996, earnings for the year ending December 31, 1996 will be adversely impacted by the following: (1) an increase in purchased power expenses by as much as $3,500,000 at Wisconsin Public Service Corporation ("WPSC"), the Company's principal subsidiary, due to an extended shutdown of the Kewaunee Nuclear Power Plant ("Kewaunee") and an increase in maintenance expense by approximately $1,400,000 due to the repair of the Kewaunee steam generators; (2) a loss amounting to approximately $2,000,000 incurred at WPS Energy Services, Inc., a gas marketing subsidiary, as a result of volatile natural gas prices; (3) a write-off of an investment amounting to approximately $2,000,000 at WPS Power Development, Inc., a non-regulated subsidiary; and
(4) additional electric repair expenses of approximately $1,000,000 at WPSC resulting from a severe ice storm. All of these non-recurring expenses are before income taxes and were not reflected in earnings for the quarter ended September 30, 1996.

                               //MORE//

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WPS Resources Corporation
Page 2
December 16, 1996


KEWAUNEE NUCLEAR POWER PLANT STATUS

     WPSC operates and has a 41.2% ownership interest in Kewaunee. As reported in a previous press release dated October 3, 1996, Kewaunee was taken out of service on September 21, 1996 for a scheduled refueling and maintenance outage which was projected to be five weeks in duration. During the outage, however, inspection of previously repaired steam generator tubes disclosed continued degradation at the tube "sleeve" repair joints. The severity of tube degradation would prevent further operation of Kewaunee until the tubes are repaired or the two steam generators are replaced.

     WPSC began laser welding repair of the tube sleeve joints on November 9, 1996. On November 22, welding repair was suspended while WPSC and vendor personnel attempted to identify the cause of apparently inconsistent welding results and make the necessary adjustments in the welding process. Although it is anticipated that Kewaunee should be returned to service with repaired steam generators sometime in the first quarter of 1997, the effectiveness and timing of the repairs cannot be forecasted with any precision. Nuclear Regulatory Commission ("NRC") approval of a technical specification change which would allow Kewaunee to return to service with sleeve joints repaired using laser welding repair technology has been applied for, but has not been received. The NRC is waiting for resolution of the current problems associated with the welding process.

                               //MORE//

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WPS Resources Corporation
Page 3
December 16, 1996


     It is estimated that WPSC's share of the total cost of repairing corroded sleeved tubes utilizing laser welding repair technology would increase expenses by as much as $2,270,000 (including the $1,400,000 indicated above for 1996). For the remainder of 1996, WPSC's existing fuel clause mechanism in the Wisconsin jurisdiction provides essentially no financial protection for the additional purchased power costs associated with the extended outage. For 1997, WPSC is pursuing regulatory approval of one of several alternative cost recovery mechanisms which would reduce the financial exposure of either an extended Kewaunee outage or a mid-operating cycle outage to a greater extent than the existing fuel adjustment mechanism.

     WPSC anticipates that it will have sufficient capacity to supply electric energy to its customers during the Kewaunee outage. The adjustment in generating unit operation and maintenance schedules for the months of January and February of 1997 indicates that adequate power will be available from WPSC's generating units to supply the predicted load. In addition, energy supplies can be purchased from neighboring utilities and power marketers in order to supplement sources owned by WPSC.

                             //END//

For more information, contact:
Ralph G. Baeten, Treasurer
WPS Resources Corporation
(414) 433-1449

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